Exhibit 99.1
Value Line, Inc.
220 East 42nd Street
New York, NY 10017

For Immediate Release	Contact:	Howard A. Brecher
March 24, 2011		Value Line, Inc.
NEWS RELEASE		(212) 907-1500

Value Line, Inc. Announces Third Quarter Results, Completion of its Restructuring of the Asset Management and Broker-Dealer Business and Tentative Settlement of Outstanding Litigation,

NEW YORK, March 24, 2011 /PRNewswire-FirstCall/ -- (NASDAQ: VALU - News)

New York, NASDAQ – (VALU) Value Line, Inc. reported the results for its fiscal quarter ended January 31, 2011, completion of its Restructuring transaction and tentative settlement of outstanding litigation. As of December 23, 2010, Value Line, Inc. completed its previously announced restructuring of its asset management (“EULAV”) and broker-dealer (“ESI”) businesses which were deconsolidated and restructured as a Delaware statutory trust named EULAV Asset Management Trust (“EAM”). In the transaction, Value Line received a significant non-voting revenues and profits interest in EAM.

For the nine months ended January 31, 2011, the Company’s net income of $35,021,000 or $3.51 per share compared to the net loss of $25,633,000 or $2.57 per share for the nine months ended January 31, 2010.  Net income for the third quarter ended January 31, 2011 of $31,617,000 or $3.17 per share was $28,047,000 above net income of $3,570,000 or $0.36 per share for the third quarter of the prior fiscal year.  Operating income of $5,860,000 for the nine months ended January 31, 2011 compared to an operating loss of $34,766,000 for the nine months ended January 31, 2010. The net income of the Company during the three and nine months ended January 31, 2011 includes a $50,510,000 pre-tax gain from deconsolidation of the Company’s EULAV Asset Management and ESI subsidiaries, restructuring expenses of $1,302,000 for the three months and $3,764,000 for the nine months and postemployment compensation expense of $1,475,000 related to the grant of a voting profits interest in EAM to a former employee.  The operating and net losses of the Company during the first nine months of the prior fiscal year were a result of the Company recording a provision for the SEC Settlement discussed in Item 3 of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010 of $47,706,000.  Operating income of $524,000 for the third quarter ended January 31, 2011 was $4,059,000 or 89% below operating income of $4,583,000 for the third quarter of the prior fiscal year due largely to $1,302,000 of expenses related to the Restructuring Transaction and the aforementioned postemployment compensation expense.

Shareholders’ equity of $32,466,000 at January 31, 2011, which includes the gain from deconsolidation of its former subsidiaries and postemployment compensation was 34% lower than shareholders’ equity of $49,170,000 at January 31, 2010 primarily as a result of the payments of the special $3.00 per share dividend during April 2010 and the special $2.00 per share dividend declared in October 2010 and paid during November 2010.

On March 22, 2011, an agreement in principle was reached by the parties in the previously reported consolidated derivative shareholder’s suit pending in New York.  Subject to the parties’ execution of a settlement agreement and court approval, the settlement in principle calls for payment of settlement funds in an aggregate sum of $2.9 million for the benefit of the Company’s minority shareholders (that is, exclusive of the Parent and all other defendants).  That sum is inclusive of any and all costs and expenses of the plaintiffs in relation to the case, including but not limited to legal fees and related charges and court costs.    The settlement in principle calls for payment of settlement funds by parties other than the Company for the benefit of the Company’s minority shareholders.  The settlement, therefore, will have no material effect on the financial condition, results of operations or cash flows of the Company.

The Company received notice dated March 23, 2011 from The NASDAQ Stock Market (“Nasdaq”) that, because the Company had failed to file its quarterly report on Form 10-Q for the quarter ended January 31, 2011 in a timely manner (the quarterly report would have been timely filed if it had been filed by March 22, 2011), the Company no longer complies with Nasdaq Listing Rule 5250(c)(1) for continued listing on the Nasdaq Global Market.  Rule 5250(c)(1) requires listed issuers to timely file all required periodic financial reports with the SEC.  The Company believes that it has regained compliance with the continued listing requirements by the filing today of the quarterly report on Form 10-Q with the SEC.  The Company will consult with Nasdaq to determine if any further action is necessary.

About Value Line

Value Line, Inc. is a leading New York based publishing company. Value Line believes The Value Line Investment Survey is one of the most widely read independent investment publications. Value Line also produces and publishes other proprietary investment periodicals in both print and electronic formats. Value Line has copyrighted data, which it distributes under copyright agreements for fees, including certain proprietary ranking system information and other proprietary information used in third party products, and through its non-controlling and non-voting interest in EAM, provides investment management services to the Value Line family of no-load mutual funds and institutional and individual portfolios.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This report may contain statements that are predictive in nature, depend upon or refer to future events or conditions (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar or negative expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the following:

•	dependence on key personnel;
•	maintaining revenue from subscriptions for the Company’s products;
•	protection of intellectual property rights;
•	changes in market and economic conditions, including global financial uncertainty;
•	fluctuations in the Company’s assets under management due to broadly based changes in the values of equity and debt securities, redemptions by investors and other factors;
•
dependence for revenue and profits from EULAV Asset Management Trust, a Delaware business trust (“EAM”), which provides investment management and distribution, marketing and administrative services to the Value Line Funds;

•	competition in the fields of publishing, copyright data and investment management;
•	the impact of government regulation on the Company’s business and the uncertainties of litigation and regulatory proceedings;
•	availability of free or low cost investment data through discount brokers or generally over the internet;
•
there is a risk that, while the restructuring transaction that closed on December 23, 2010, was and is believed to comply with the requirements of the Settlement, the Company might be required to take additional steps to insure compliance, which could have negative consequences to the Company’s consolidated financial statements;

•	terrorist attacks and natural disasters; and
•
other risks and uncertainties, including but not limited to the risks described in Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended April 30, 2010 and in Part II, Item 1A of this Quarterly Report on Form 10-Q, and other risks and uncertainties from time to time.

Any forward-looking statements are made only as of the date hereof, and Value Line undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Value Line, Inc.
Consolidated Condensed Summary of Financial Results
(in thousands, except per share amounts)

	For the three months ended January 31,		For the nine months ended January 31,
	2011	2010	2011	2010
Revenues	$12,035	$14,572	$39,142	$44,227
Operating income/(loss)	$524	$4,583	$5,860	($34,766)
Gain from deconsolidation of subsidiaries	$50,510	-	$50,510	-
Revenues and profits interests from EAM Trust	$724	-	$724	-
Income/(loss) from securities transactions, net	($40)	$185	$48	$553
Income/(loss) before income taxes	$51,718	$4,768	$57,142	($34,213)
Net income/(loss)	$31,617	$3,570	$35,021	($25,633)
Earnings/(loss) per share, basic and fully diluted	$3.17	$0.36	$3.51	($2.57)